FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2014 RESULTS

- - Strong Sales and Earnings Growth - -

COLUMBUS, Ohio, USA - November 6, 2014 - Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2014. Provided below are the highlights:

•	Sales in local currency increased 6% in the quarter compared with the prior year. Reported sales also increased 6% as currency did not impact sales growth in the quarter.

•
Net earnings per diluted share as reported (EPS) were $2.89, compared with $2.43 in the third quarter of 2013. Adjusted EPS was $2.95, an increase of 13% over the prior-year amount of $2.60. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.

Third Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “Sales growth was better than expected in the quarter as demand in Europe was solid despite very good growth in the previous year period. Sales growth in Americas was strong and we had good growth in Asia / Rest of the World. EPS growth was strong as we benefited from our top line organic growth and our ongoing margin enhancement and cost control initiatives.”

EPS in the quarter was $2.89, compared with the prior-year amount of $2.43. Adjusted EPS was $2.95, an increase of 13% over the prior-year amount of $2.60.

Sales were $629.1 million, a 6% increase in local currency sales, compared with $591.7 million in the prior-year quarter. Reported sales also increased 6% as currency did not impact sales growth in the quarter. By region, local currency sales increased 4% in Europe, 7% in the Americas and 7% in Asia / Rest of World as compared to the prior year. Adjusted operating income amounted to $126.7 million, a 9% increase from the prior-year amount of $116.1 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $127.3 million, compared with $122.8 million in the prior-year quarter.

Nine Month Results

EPS for the nine months was $7.30, compared with the prior-year amount of $6.35. Adjusted EPS was $7.51, an increase of 11% over the prior-year amount of $6.78.

Sales for the first nine months were $1.789 billion, a 5% increase in local currency sales, compared with $1.695 billion in the prior-year period. Reported sales increased 6%, and included a 1% benefit from currency. By region, local currency sales increased 5% in Europe, 5% in the Americas and 4% in Asia / Rest of World as compared to the prior year. Adjusted operating income amounted to $330.6 million, a 7% increase from the prior-year amount of $307.9 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $278.2 million, compared with $237.4 million in the prior-year period.

Outlook

The Company noted that increased global economic uncertainty and uneven demand in some markets makes forecasting particularly challenging. Based on today’s assessment, management anticipates that local currency sales growth in the fourth quarter will be in the range of 4% to 5% and Adjusted EPS in the range of $4.12 to $4.17, an increase of 8% to 9%.

For the full year 2014, local currency sales growth is expected to be in the range of 4% to 5% and Adjusted EPS in the range of $11.60 to $11.65, an increase of approximately 10%. This compares to previous guidance of Adjusted EPS of $11.45 to $11.60.

The Company stated that based on its assessment of market conditions today, management anticipates local currency sales growth in 2015 will be in the range of 4% to 5%. This sales growth will result in Adjusted EPS in the range of $12.80 to $13.05. Using the midpoint of the 2014 Adjusted EPS range, this reflects an increase of 10% to 12%.

Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known.

Conclusion

Filliol concluded, “With continued strong execution and if market conditions remain stable, we should produce solid sales and earnings growth for the remainder of this year and into 2015. The global economy remains uncertain and volatility will likely continue. Emerging markets are varied with China's growth path being tentative. Market growth in the United States appears quite solid while recent economic news from Europe has not been favorable. Globally, we believe we can continue to gain market share by capitalizing on our sales and marketing programs and new product launches. Our continued margin enhancement initiatives combined with strong cash flow generation and share repurchases will continue to drive earnings growth next year and beyond.”

Other Matters

The Company will host a conference call to discuss its quarterly results today (Thursday November 6) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company has strong leadership positions in all businesses and believes it holds global number-one market positions in a majority of them. Specifically, METTLER TOLEDO is the largest provider of weighing instruments for use in laboratory, industrial and food retailing applications. The Company is also a leading provider in analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development and process analytics instruments used for in-line measurement in production processes. In addition, METTLER TOLEDO is the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical and other industries. Additional information about METTLER TOLEDO can be found at www.mt.com/investors.
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2014		% of sales	September 30, 2013	% of sales

Net sales	$629,100	(a)	100.0	$591,687	100.0
Cost of sales	285,549		45.4	273,114	46.2
Gross profit	343,551		54.6	318,573	53.8

Research and development	30,352		4.8	29,046	4.9
Selling, general and administrative	186,499		29.6	173,446	29.3
Amortization	7,198		1.1	6,675	1.1
Interest expense	5,991		1.0	5,557	0.9
Restructuring charges	1,050		0.2	5,532	0.9
Other charges (income), net	625		0.1	521	0.1
Earnings before taxes	111,836		17.8	97,796	16.6

Provision for taxes	26,840		4.3	23,470	4.0
Net earnings	$84,996		13.5	$74,326	12.6

Basic earnings per common share:
Net earnings	$2.96			$2.49
Weighted average number of common shares	28,732,152			29,818,218

Diluted earnings per common share:
Net earnings	2.89			$2.43
Weighted average number of common and common equivalent shares	29,408,614			30,579,954

Note:
(a)	Local currency sales increased 6% as compared to the same period in 2013.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three Months Ended			Three Months Ended
	September 30, 2014		% of sales	September 30, 2013	% of sales

Earnings before taxes	$111,836			$97,796
Amortization	7,198			6,675
Interest expense	5,991			5,557
Restructuring charges	1,050			5,532
Other charges (income), net	625			521
Adjusted operating income	$126,700	(b)	20.1	$116,081	19.6

Note:
(b)	Adjusted operating income increased 9% as compared to the same period in 2013.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2014		% of sales	September 30, 2013	% of sales

Net sales	$1,788,555	(a)	100.0	$1,694,720	100.0
Cost of sales	824,187		46.1	788,146	46.5
Gross profit	964,368		53.9	906,574	53.5

Research and development	91,974		5.1	85,749	5.1
Selling, general and administrative	541,793		30.3	512,905	30.3
Amortization	21,575		1.2	17,604	1.0
Interest expense	17,613		1.0	16,500	1.0
Restructuring charges	4,447		0.2	13,730	0.8
Other charges (income), net	1,348		0.1	2,281	0.1
Earnings before taxes	285,618		16.0	257,805	15.2

Provision for taxes	68,549		3.9	61,873	3.6
Net earnings	$217,069		12.1	$195,932	11.6

Basic earnings per common share:
Net earnings	$7.47			$6.52
Weighted average number of common shares	29,056,663			30,063,021

Diluted earnings per common share:
Net earnings	$7.30			$6.35
Weighted average number of common and common equivalent shares	29,747,321			30,836,160

Note:
(a)	Local currency sales increased 5% as compared to the same period in 2013.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Nine Months Ended			Nine Months Ended
	September 30, 2014		% of sales	September 30, 2013	% of sales

Earnings before taxes	$285,618			$257,805
Amortization	21,575			17,604
Interest expense	17,613			16,500
Restructuring charges	4,447			13,730
Other charges (income), net	1,348			2,281
Adjusted operating income	$330,601	(b)	18.5	$307,920	18.2

Note:
(b)	Adjusted operating income increased 7% as compared to the same period in 2013.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$126,311	$111,874
Accounts receivable, net	410,900	466,703
Inventories	219,714	210,414
Other current assets and prepaid expenses	115,987	124,996
Total current assets	872,912	913,987

Property, plant and equipment, net	512,091	514,438
Goodwill and other intangible assets, net	560,753	570,260
Other non-current assets	161,699	154,134
Total assets	$2,107,455	$2,152,819

Short-term borrowings and maturities of long-term debt	$120,025	$17,067
Trade accounts payable	129,172	145,993
Accrued and other current liabilities	401,687	401,128
Total current liabilities	650,884	564,188

Long-term debt	365,007	395,960
Other non-current liabilities	242,624	257,619
Total liabilities	1,258,515	1,217,767

Shareholders’ equity	848,940	935,052
Total liabilities and shareholders’ equity	$2,107,455	$2,152,819

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Cash flow from operating activities:
Net earnings	$84,996	$74,326	$217,069	$195,932
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	8,595	8,577	25,469	26,024
Amortization	7,198	6,675	21,575	17,604
Deferred tax benefit	(2,660)	(2,120)	(6,102)	(7,807)
Excess tax benefits from share-based payment arrangements	(890)	(46)	(10,459)	(565)
Other	3,306	3,136	9,883	9,396
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	26,716	32,235	20,803	(3,169)
Net cash provided by operating activities	127,261	122,783	278,238	237,415

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	137	93	433	208
Purchase of property, plant and equipment	(24,288)	(20,219)	(61,408)	(57,000)
Acquisitions	(130)	—	(3,385)	(213)
Net cash used in investing activities	(24,281)	(20,126)	(64,360)	(57,005)

Cash flows from financing activities:
Proceeds from borrowings	202,959	170,993	512,977	382,105
Repayments of borrowings	(181,918)	(232,682)	(438,529)	(369,012)
Proceeds from exercise of stock options	5,013	3,441	14,045	15,990
Excess tax benefits from share-based payment arrangements	890	46	10,459	565
Repurchases of common stock	(112,498)	(72,569)	(296,476)	(217,413)
Debt issuance costs	(914)	(281)	(941)	(281)
Other financing activities	236	(399)	182	(1,569)
Net cash used in financing activities	(86,232)	(131,451)	(198,283)	(189,615)

Effect of exchange rate changes on cash and cash equivalents	(1,449)	799	(1,158)	(275)

Net increase (decrease) in cash and cash equivalents	15,299	(27,995)	14,437	(9,480)

Cash and cash equivalents:
Beginning of period	111,012	120,217	111,874	101,702
End of period	$126,311	$92,222	$126,311	$92,222

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$127,261	$122,783	$278,238	$237,415
Excess tax benefits from share-based payment arrangements	890	46	10,459	565
Payments in respect of restructuring activities	2,019	4,886	7,977	14,193
Proceeds from sale of property, plant and equipment	137	93	433	208
Purchase of property, plant and equipment	(24,288)	(20,219)	(61,408)	(57,000)
Free cash flow	$106,019	$107,589	$235,699	$195,381

METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Europe		Americas	Asia/RoW		Total

U.S. Dollar Sales Growth
Three Months Ended September 30, 2014			5%		7%	8%		6%
Nine Months Ended September 30, 2014			8%		5%	3%		6%

Local Currency Sales Growth
Three Months Ended September 30, 2014			4%		7%	7%		6%
Nine Months Ended September 30, 2014			5%		5%	4%		5%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

Three months ended						Nine months ended
September 30,						September 30,
2014			2013		% Growth	2014		2013		% Growth

EPS as reported, diluted	$2.89		$2.43		19%	$7.30		$6.35		15%

Restructuring charges, net of tax	0.03	(a)	0.14	(a)		0.11	(a)	0.34	(a)
Purchased intangible amortization, net of tax	0.03	(b)	0.03	(b)		0.10	(b)	0.09	(b)

Adjusted EPS, diluted	$2.95		$2.60		13%	$7.51		$6.78		11%

Notes:
(a)
Represents the EPS impact of restructuring charges of $1.1 million ($0.8 million after tax) and $5.5 million ($4.2 million after tax) for the three months ended September 30, 2014 and 2013, respectively and $4.4 million ($3.4 million after tax) and $13.7 million ($10.4 million after tax) for the nine months ended September 30, 2014 and 2013, respectively, which primarily include employee related costs.

(b)
Represents the EPS impact of purchased intangibles amortization, net of tax, of $1.0 million and $0.9 million for the three months ended September 30, 2014 and 2013, respectively and $2.8 million and $2.7 million for the nine months ended September 30, 2014 and 2013, respectively.